Exhibit 99.1

Alarm.com and Vivint Settle Litigation, Enter into License Agreement

Tysons, VA and Provo, UT (December 28, 2023) – Alarm.com (Nasdaq: ALRM) and Vivint announce they have resolved all outstanding litigation between them and entered into a long-term intellectual property license agreement under which Alarm.com will license to Vivint its intellectual property portfolio.

Except as required under the rules of the Securities and Exchange Commission, no other information shall be provided regarding the settlement of these matters.

About Alarm.com

Alarm.com is the leading platform for the intelligently connected property. Millions of consumers and businesses depend on Alarm.com's technology to manage and control their property from anywhere. Our platform integrates with a growing variety of Internet of Things (IoT) devices through our apps and interfaces. Our security, video, access control, intelligent automation, energy management, and wellness solutions are available through our network of thousands of professional service providers in North America and around the globe. Alarm.com's common stock is traded on Nasdaq under the ticker symbol ALRM. For more information, please visit www.alarm.com.

About Vivint

Vivint, an NRG company, is a leading smart home company in the United States, delivering an integrated smart home system with in-home consultation, professional installation, and support delivered by its Smart Home Pros, as well as 24/7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves over 2 million customers throughout the United States. For more information, visit https://www.vivint.com.